UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 11, 2005

ANIMAS CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	000-50674	23-2860912
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 LAWRENCE DRIVE, WEST CHESTER, PA	19380
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 644-8990

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

On April 11, 2005, Animas Corporation (the “Company”) issued a press release announcing (i) that it will be recalling approximately 2,000 of the newly released IR 1250 pumps due to a recently-identified software bug related to the use of the food database; (ii) that the Company increased its prior first quarter guidance for net revenue from $17-$18 million to approximately $19 million and increased its guidance for net loss, exclusive of in-process R&D charges associated with the Cygnus transaction, from its prior guidance of $0.4-$0.9 million to $0.6 to $1.1 million; and (iii) that the Company is also reaffirming its prior guidance for the year of net revenues between $82-$84 million and net income between $3-$4 million, exclusive of the first quarter’s in-process R&D charges associated with the Cygnus transaction.

A copy of the press release is being furnished to the Securities and Exchange Commission as Exhibit 99.1 to this form. A copy of the letter notifying patients is being furnished to the Securities and Exchange Commission as Exhibit 99.2 to this form. A copy of the letter notifying healthcare providers is being furnished to the Securities and Exchange Commission as Exhibit 99.3 to this form.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits:

Exhibit No.	Description
99.1	Press Release, dated as of April 11, 2005
99.2	Letter to Patients, dated as of April 11, 2005
99.3	Letter to Healthcare Providers, dated as of April 11, 2005

The information in this Current Report is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in the Current Report shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Animas Corporation

DATE: April 13, 2005	By:	/s/ Richard Baron

Richard Baron Vice President – Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated as of April 11, 2005
99.2	Letter to Patients, dated as of April 11, 2005
99.3	Letter to Healthcare Providers, dated as of April 11, 2005